Exhibit 99.1

FULL HOUSE RESORTS NAMES NEW CRIPPLE CREEK, COLORADO RESORT;

ANNOUNCES MISSISSIPPI TIDELANDS LEASE OPTION AGREEMENT

Chamonix Casino Hotel to Embody European Elegance, Colorado Comfort;

Company Agrees to Acquire Nearby Carr Manor

Las Vegas, March 23, 2021 – Full House Resorts, Inc. (NASDAQ: FLL) today announced the name and branding of its luxury hotel and casino project in Cripple Creek, Colorado: Chamonix Casino Hotel.

Located adjacent to the Company’s existing Bronco Billy’s Casino, Chamonix will bring a new level of elegance and comfort to the heart of the historic mining district. Chamonix will feature approximately 300 four-star guest rooms and VIP suites–the first luxury guest rooms in the market–as well as a spacious, new, elegant and exciting casino gaming area.

Chamonix’s new fine dining experience is being designed to attract culinary travelers from throughout Colorado, including nearby Colorado Springs, Pueblo and Cañon City, as well as the Denver Metropolitan Area. Chamonix will also feature extensive meeting and convention space that can host concerts and other entertainment; a rooftop pool; a luxurious spa; and a new self-parking garage that can accommodate more than 300 vehicles. The expected remaining investment to complete Chamonix is approximately $180 million, which the Company financed through its recent issuance of new senior secured notes. Completion of the Chamonix Casino Hotel is scheduled for the fourth quarter of 2022.

For additional information on Chamonix, including renderings of the luxury casino and hotel project, please visit www.ChamonixCO.com.

To alleviate parking and hotel issues during the construction of Chamonix, Full House has agreed to acquire several land parcels and the nearby Carr Manor, a historic bed-and-breakfast inn with 15 rooms located a block and a half away from Bronco Billy’s. Carr Manor, originally built in 1896, once housed the Cripple Creek High School. Today, the boutique inn features architectural elements of the late 1800s, including original stained glass, high ceilings and hand-crafted woodwork. The land and real estate purchases, which are subject to due diligence and customary conditions, total approximately $3.4 million and are expected to close in early April 2021.

“Chamonix will bring the luxury of the French Alps to the Rockies, combining ‘European Elegance with Colorado Comfort,’” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “Our new property takes its name from Chamonix-Mont Blanc, the world-famous French alpine resort and site of the first Winter Olympics in 1924. Some five million people visit Chamonix in France each year.

“The Chamonix Casino Hotel in Cripple Creek will offer 300 new guest rooms and VIP suites, nearly doubling the town’s hotel capacity,” Lee said. “At our Chamonix, guests can experience Pikes Peak and the surrounding area’s natural beauty by hiking, mountain biking, rock-climbing, fishing, fossil-hunting, and exploring local gold-mining operations and historic railways. Chamonix will also, of course, offer the Rocky Mountain region’s finest and most exciting casino and amongst its best dining and spa experiences.

“Bronco Billy’s will continue to operate during construction of Chamonix, which has just begun,” Lee continued. “When Chamonix opens, we plan to temporarily close Bronco Billy’s for several weeks to extensively refurbish that 29-year-old casino. The New Bronco Billy’s will continue to offer its Western theme under the Bronco Billy’s name and will be connected to the adjoining Chamonix Casino Hotel. Loyalty points earned today at Bronco Billy’s will be redeemable at Chamonix, once it opens, and vice versa.”

Chamonix is being constructed on many of the parking lots used today by Bronco Billy’s customers. To minimize the inconvenience to its guests, Bronco Billy’s will be offering free valet parking from directly in front of the Bronco Billy’s casino on Bennett Avenue. Bronco Billy’s has also leased self-parking lots at the top of Bennett Avenue and will be offering free courtesy bus service to the casino for those who would prefer to self-park.

Bronco Billy’s existing hotel rooms will become unavailable at some point during construction. As noted, in order to be able to continue to provide overnight accommodations for its guests, Bronco Billy’s is acquiring historic Carr Manor, which offers the finest accommodations available today in Cripple Creek. Although the inn is only a short walk from the casino, we will be offering regular shuttle service between Carr Manor and Bronco Billy’s. Members of Bronco Billy’s loyalty program will be able to redeem their points for stays at Carr Manor.

“The November 2020 changes in Colorado’s gaming laws eliminated betting limits and allowed the addition of new table games,” Lee said. “In response, we increased our plans for the new hotel in Cripple Creek, expanding the room base by 67 percent. We believe Chamonix’s upscale atmosphere will be a perfect complement to the refurbished Bronco Billy’s. We look forward to welcoming the first guests to Chamonix in late 2022 and to having the refurbishment of Bronco Billy’s completed prior to the peak summer season in 2023.”

Potential Future Expansion of Silver Slipper Casino and Hotel

Separately, Full House Resorts has finalized terms with the State of Mississippi for an option to lease, for a 30-year period, certain tidelands under the Gulf of Mexico adjacent to the Company’s Silver Slipper Casino and Hotel. The agreement, which is expected to be signed within the next few weeks, will allow the Company to potentially build a future expansion of the Silver Slipper. This expansion, preliminarily estimated to be a $75 million investment, would include a new hotel tower with more than 150 waterfront guest rooms (more than doubling the property’s current guest room count); the property’s first dedicated meeting space; a spa; and a new fine-dining restaurant, all on a pier connected to the existing casino hotel. Any such Silver Slipper expansion project will be subject to customary approvals from the Army Corps of Engineers, gaming industry regulators and other agencies. As such, the timing and construction of a potential expansion is still uncertain.

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “will,” “expect,” “plan,” “estimate,” “schedule,” “believe,” “potential,” “future,” “should,” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the number of guest rooms and expected amenities for Chamonix and the potential future Silver Slipper expansion; the expected construction budgets for Chamonix and the potential future Silver Slipper expansion; and the completion and opening timelines for Chamonix and for the Bronco Billy’s renovation; the purchase of Carr Manor and nearby parcels in Cripple Creek, Colorado; and the execution of the tidelands option to lease with the State of Mississippi or the future exercise of such option. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete our growth and expansion projects on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues re-open; our ability to obtain financing upon reasonable terms or at all, including for projects such as the potential future expansion at Silver Slipper; our ability to obtain the necessary approvals and permits for our growth, renovation and expansion projects, such as the potential future expansion at Silver Slipper; construction risks and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, our Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, and is one of three finalists for consideration by the Illinois Gaming Board to develop a casino in Waukegan, Illinois. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com